Exhibit 10.6

FIRST AMENDMENT

This First Amendment to Placement Agency Agreement (“Amendment”) is entered into as of the 28th day of January 2014, by and between EKSO Bionic Holdings, Inc. (f/k/a PN Med Group Inc.) (“Company”) and Gottbetter Capital Markets, LLC (“Placement Agent”) and amends the Placement Agency Agreement dated December 5, 2013 (the “Agreement”).

The Parties to the Agreement hereby amend and restate in its entirety the following paragraphs of the Agreement to read as follows:

Paragraph 2:

The Offering of the Units will be made by the Placement Agent and its selected dealers, with each Unit consisting of one (1) share of the Company’s Common Stock and a warrant to purchase one (1) share of the Company’s Common Stock at an exercise price per share of Two Dollars ($2.00), which warrant will be exercisable for a period of five (5) years from the initial closing of the Offering (the “Investor Warrants”). The Offering Price for the Units will be One Dollar ($1.00) per Unit (the “Offering Price”). The Offering will consist of the sale of a minimum of Twelve Million (12,000,000) Units for a minimum amount of Twelve Million Dollars ($12,000,000) (the “Minimum Amount”) and a maximum of Twenty Million (20,000,000) Units for maximum amount of Twenty Million Dollars ($20,000,000) (the “Maximum Amount”). In the event the Offering is oversubscribed, the Company, with the consent of the Placement Agent, may sell up to an additional Ten Million Three Hundred Thousand Dollars ($10,300,000) through the sale of Ten Million Three Hundred Thousand (10,300,000) Units (the “Over-allotment Option”). The Investor Warrants will have weighted average anti-dilution protection, subject to the customary exceptions as set forth in the offering documents.

Paragraph 5:

The Offering will be offered until the earlier of the time that the Maximum Amount, plus any discretionary over-allotment are sold or until January 31, 2014 (such date, the “Termination Date” and such period, the “Offering Period”). The Termination Date and the Offering Period may be extended until February 14, 2014 at the discretion of the Company with the consent of Ekso.

This Amendment is hereby made part of and incorporated into the Agreement, with all the terms and conditions of the Agreement remaining in full force and effect, except to the extent modified hereby.

This Amendment may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. The exchange of copies of this Amendment and of signature pages by facsimile transmission or in pdf format shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes. Signatures of the parties transmitted by facsimile or in pdf format shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, this Amendment has been executed and delivered by the parties below effective as of the date first set forth above.

EKSO Bionics Holdings, Inc.

By: /s/ Nathan Harding

Name: Nathan Harding

Title: Chief Executive Officer

GOTTBETTER CAPITAL MARKETS, LLC

By: /s/ Julio A. Marquez

Name: Julio A. Marquez

Title: President